Exhibit 99-1

        December 2, 2004

Members of the Board of Directors
and Executive Officers of Energy East Corporation

RE:  Notice of Blackout Period for 401(k) Plans

Section 306(a) of the Sarbanes-Oxley Act of 2002 was adopted to prevent officers and directors of corporations from trading in the corporation's securities while employees of the corporation are restricted from trading such securities in an employee benefit plan. As a director of Energy East Corporation, or, as one of its executive officers, as defined by Section 16 of the Securities Exchange Act of 1934, you are subject to Section 306(a).

On January 1, 2005, T. Rowe Price will replace Putnam Investments as the trustee for all 401(k) plans of Energy East Corporation's subsidiaries other than the Rochester Gas and Electric Corporation Savings Plus Plan, for which T. Rowe Price already serves as the trustee. This memorandum is to notify you of a blackout period with respect to the 401(k) plans of Energy East's subsidiaries that offer The Energy East Corporation Stock Fund as an investment option.

The blackout period will be in effect beginning at 3:00 p.m. Eastern Daylight Time on December 27, 2004, and will continue until January 6, 2005. This period is necessary to allow for the orderly and accurate transfer of records and funds from Putnam Investments to T. Rowe Price or, in the case of the Rochester Gas and Electric Corporation Savings Plus Plan, to map new investment options. During this period participants in the plans will be unable to obtain a loan under their plan, obtain a distribution from their plan, or direct or diversify investments in their individual accounts, including directing or diversifying investments in Energy East common stock.

As a director or executive officer of Energy East, during the blackout period you are prohibited from purchasing, selling, or otherwise acquiring or transferring any Energy East common stock that you now have or may receive in connection with your position as a director or executive officer. This applies to any direct or indirect interest you may have in Energy East common stock, including restricted stock and stock options, regardless of whether or not your transaction is inside or outside of an Energy East subsidiary's 401(k) plan. This limitation will not affect the January 1, 2005, issuance of phantom shares under the Director Share Plan, contributions you make to the Energy East Corporation Employees' Stock Purchase Plan during the blackout period, or dividends reinvested through Energy East's Investor Services Program during the blackout period.

If you have any questions regarding this blackout period please contact:

Paul Karakantas
Energy East Management Corporation
89 East Avenue
Rochester,  NY 14649
(585) 771-4334

Sincerely,
/s/Robert D. Kump